EMPLOYEE PRSU FORM

<Participant Full Name>

Dear <Participant First Name>

Congratulations, you have been awarded a performance restricted stock unit (“PRSU”) in recognition of your contributions to the success of Discovery, Inc. (the “Company”). A PRSU entitles you to receive a specific number of shares of the Company’s Series A common stock at a future date, assuming that you satisfy conditions of the Plan and the implementing agreement. We would like you to have an opportunity to share in the continued success of the Company through this PRSU under the Discovery Communications, Inc. 2013 Incentive Plan (the “Plan”). The Company’s general program to offer equity and equity-type awards to eligible employees is referred to as the Performance Equity Program (“PEP”). The following represents a brief description of your grant. Additional details regarding your PRSU are provided in the attached Performance Restricted Stock Unit Agreement (the “Grant Agreement”) and in the Plan. In addition, if you are located in a country other than the United States, you will receive an International Addendum with your first award under the Plan that you must sign and return to the Company, unless you signed the International Addendum in connection with an award under the Company’s 2005 Incentive Plan. If you are subject to this requirement, the International Addendum is attached.

PRSU Grant Summary

Date of Grant	<Grant Date>
PRSU Shares	<Number of Shares Granted>
Vesting Schedule
50% upon 3rd anniversary of Date of Grant (assuming achievement of performance metric(s)), 50% on 4th anniversary of grant date (assuming prior satisfaction of three-year performance metric), subject to the terms of the Plan and Grant Agreement

Performance Conditions	See Appendix

•	You have been granted a PRSU for shares (“Shares”) of Discovery, Inc. Series A Common Stock for the number of Shares specified under “PRSU Shares” in the chart.

•
The potential value of your PRSU increases if the price of the Company’s stock increases, but you also have to continue to provide services for the Company (except as the Grant Agreement provides) to actually receive such value. Of course, the value of the stock may go up and down over time.

•
You will not receive the Shares represented by the PRSU until the PRSU vests. Your PRSU vests as provided in the chart above under “Vesting Schedule,” assuming you remain an employee or become and remain a director of the Company and subject to the terms in the Grant Agreement.

•	Once you have received the Shares, you will own the Shares and may decide whether to hold the Shares, sell the Shares or give the Shares to someone as a gift.

•	Your ability to receive Shares under the PRSU is conditioned upon compliance with any local laws that apply to you.

Please note the Clawback section of the Grant Agreement, which reflects an important policy of ours. The Compensation Committee of our Board of Directors has determined that awards made under the Plan are subject to a clawback in certain circumstances. By accepting this award, you agree that the Compensation Committee may change the Clawback section of any or all of the grant agreements from time to time without your further consent to reflect changes in law or company policy.

You can access the People & Culture portal for updates and information or email the People & Culture service center at PeopleAndCulture@discovery.com with any questions.

DISCOVERY, INC.
PERFORMANCE RESTRICTED STOCK UNIT GRANT AGREEMENT
FOR EMPLOYEES

Discovery, Inc. (the “Company”) has granted you a performance restricted stock unit (the “PRSU”) under the Discovery Communications, Inc. 2013 Incentive Plan (the “Plan”). The PRSU lets you receive a specified number (the “PRSU Shares”) of shares (“Shares”) of the Company’s Series A common stock upon satisfaction of the conditions to receipt.

The individualized communication you received (the “Cover Letter”) provides the details of your PRSU award. It specifies the number of PRSU Shares, the Date of Grant, the schedule for vesting, and the Vesting Date(s).

The PRSU is subject in all respects to the applicable provisions of the Plan. This grant agreement does not cover all of the rules that apply to the PRSU under the Plan; please refer to the Plan document. Capitalized terms are defined either further below in this grant agreement (the “Grant Agreement”) or in the Plan.

The Plan document is available on the Fidelity web site. The Prospectus for the Plan, the Company’s S-8, Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review on the Company’s web site. You may also obtain paper copies of these documents upon request to the Company’s Human Resources department.

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, vesting of the PRSU, the value of the Company's stock or of this PRSU, or the Company's prospects. The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the PRSU. You agree to rely only upon your own personal advisors.

No one may sell, transfer, or distribute the PRSU or the securities that may be received under it without an effective registration statement relating thereto or an opinion of counsel satisfactory to Discovery, Inc. or other information and representations satisfactory to it that such registration is not required.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

1.
Vesting Schedule. Your PRSU becomes nonforfeitable (“Vested”) as provided in the Cover Letter and the Grant Agreement assuming you remain employed (or serve as a member of the Company’s Board of Directors (“Board”)) until the Vesting Date(s) and the performance metric(s) are satisfied. For purposes of this Grant Agreement, employment with the Company will include employment with any Subsidiary whose employees are then eligible to receive Awards under the Plan (provided that a later transfer of employment to an ineligible Subsidiary will not terminate employment unless the Board determines otherwise).

If your employment is terminated without “Cause” or by your death or “Disability”

(a) before the PRSU’s performance conditions are satisfied, the PRSU will remain or become Vested on the original vesting schedule as though you remained working through any Vesting Date(s) occurring during the 180 days after the date of termination, subject to any applicable performance conditions; or

(b) on or after satisfaction of the performance conditions and before the last Vesting Date, the PRSU will become Vested as to any remaining portion of the PRSU, provided that you have complied with the restrictions under Restrictive Covenants in this Grant Agreement, and the Distribution Date will remain the date that would have applied if your service had continued through the last Vesting Date.

“Cause” has the meaning provided in Section 11.2(b) of the Plan. “Disability” has the meaning provided in Section 2.1 of the Plan.

2.
Change in Control. Notwithstanding the Plan’s provisions, if an Approved Transaction, Control Purchase, or Board Change (each a “Change in Control”) occurs before the PRSU is fully vested, the PRSU will only have accelerated Vesting as a result of the Change in Control if within 12 months after the Change in Control, the Company terminates your employment other than for Cause or, if your employment agreement or another plan or agreement covering you permits “Good Reason” resignation, you resign for Good Reason. Accelerated Vesting will only accelerate the Distribution Date if and to the extent permitted under Section 409A of the Internal Revenue Code (“Section 409A”). “Good Reason” has the meaning provided in your employment agreement with the Company (or a Subsidiary), if any.

The Board reserves its ability under Section 11.1(b) of the Plan to vary this treatment if the Board determines there is an equitable substitution or replacement award in connection with a Change in Control.

3.
Distribution Date. Subject to any overriding provisions in the Plan, you will receive a distribution of the Shares equivalent to your Vested PRSU Shares as soon as practicable following the date on which you become Vested (with the actual date being the "Distribution Date”) and, in any event, no later than March 15 of the year following the calendar year in which the Vesting Date(s) occurred, unless the Board determines that you may make a timely deferral election to defer distribution to a later date and you have made such an election (in which case the deferred date will be the “Distribution Date”).

4.
Clawback. If the Company’s Board of Directors or its Compensation Committee (the “Committee”) determines, in its sole discretion, that you engaged in fraud or misconduct as a result of which or in connection with which the Company is required to or decides to restate its financial statements, the Committee may, in its sole discretion, impose any or all of the following:

(a) Immediate expiration of the PRSU, whether vested or not, if granted within the first 12 months after issuance or filing of any financial statement that is being restated (the “Recovery Measurement Period”); and

(b) Payment or transfer to the Company of the Gain from the PRSU, where the “Gain” consists of the greatest of (i) the value of the PRSU Shares on the applicable Distribution Date on which you received them within the Recovery Measurement Period, (ii) the value of PRSU Shares received during the Recovery Measurement Period, as determined on the date of the request by the Committee to pay or transfer, (iii) the gross (before tax) proceeds you received from any sale of the PRSU Shares during the Recovery Measurement Period, and (iv) if transferred without sale during the Recovery Measurement Period, the value of the PRSU Shares when so transferred.

This remedy is in addition to any other remedies that the Company may have available in law or equity.

Payment is due in cash or cash equivalents within 10 days after the Committee provides notice to you that it is enforcing this clawback. Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Company may, but is not required to, accept retransfer of shares in lieu of cash payments.

5.
Restrictions and Forfeiture. You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the PRSU Shares until the PRSU Shares are distributed to you. Any attempted Transfer that precedes the Distribution Date is invalid.

Unless the Board determines otherwise or the Grant Agreement provides otherwise, if your employment or service with the Company terminates for any reason before your PRSU is Vested, then you will forfeit the PRSU (and the Shares to which they relate) to the extent that the PRSU does not otherwise vest on or after your termination, pursuant to the rules in the Vesting Schedule section. You forfeit any unvested PRSU immediately if the Company terminates your employment for Cause or if you resign your employment. The forfeited PRSU will then immediately revert to the Company. You will receive no payment for the PRSU if you forfeit it.

Your employment or service with the Company will be treated as terminating through a resignation that does not qualify for treatment applicable to terminations without Cause if either (i) the entity that employs you ceases to qualify as a Subsidiary because of its sale, distribution, or other disposition to an unrelated entity or (ii) because the entity that employs you sold a substantial portion of its assets and your employment ended for any reason at or in connection with the closing of that sale, distribution, or other disposition.

6.
Restrictive Covenants. You agree that, if the Company terminates your employment without Cause on or after the third anniversary of the Date of Grant and before the final Vesting Date, you will not, for the remainder of the period before the final Vesting Date, perform any work on, related to, or respecting non-fiction television programming or engage in any activities on behalf of any company or any entity related to nonfiction television programming services for distribution to cable, satellite and/or other multi-channel distribution platforms (any such company or entity, a “Competitor”) in the “Restricted Area” (which means the United States and any other country (a) in which you provided services to the Company, or (b) for which you had substantive responsibility for Company operations or business matters, in the five years prior to separation from employment), and will not directly or indirectly solicit any employees of the Company or any subsidiary or affiliated company to leave their employment nor directly or indirectly aid in the solicitation of such employees.

You agree that compliance with this restriction is a material part of this Agreement, breach of which will cause Company irreparable harm and damages, the loss of which cannot be adequately compensated at law.  If these restrictions should ever be deemed to exceed the limitations permitted by applicable laws, you and the Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws.

The Company agrees that its sole remedy under these Restrictive Covenants will be your forfeiture of the final half of the PRSUs. You agree that these restrictions are in addition to and do not supersede, replace, or amend any other restrictions of a similar nature that apply to you, either by contract or common law, nor any of their related remedies (other than as apply to the PRSU).

7.
Limited Status. You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the PRSU Shares, unless and until the PRSU Shares have been issued to you on the Distribution Date. You will not receive dividends with respect to the PRSU.

8.	Voting. You may not vote the PRSU. You may not vote the PRSU Shares unless and until the Shares are distributed to you.

9.
Taxes and Withholding. The PRSU provides tax deferral, meaning that the PRSU Shares are not taxable until you actually receive the PRSU Shares on or around the Distribution Date. You will then owe taxes at ordinary income tax rates as of the Distribution Date at the Shares' value. As an employee of the Company, you may owe FICA and HI (Social Security and Medicare) taxes before the Distribution Date.

Issuing the Shares under the PRSU is contingent on satisfaction of all obligations with respect to required tax or other required withholdings (for example, in the U.S., Federal, state, and local taxes). The Company may take any action permitted under Section 11.9 of the Plan to satisfy such obligation, including, if the Board so determines, satisfying the tax obligations by (i) reducing the number of PRSU Shares to be issued to you by that number of PRSU Shares (valued at their Fair Market Value on the Distribution Date) that would equal all taxes required to be withheld (at their minimum withholding levels), (ii) accepting payment of the withholdings from a broker in connection with a sale of the PRSU Shares or directly from you, or (iii) taking any other action under Section 11.9 of the Plan.

10.
Compliance with Law. The Company will not issue the PRSU Shares if doing so would violate any applicable Federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the PRSU Shares in violation of applicable law.

11.	Additional Conditions to Receipt. The Company may postpone issuing and delivering any PRSU Shares for so long as the Company determines to be advisable to satisfy the following:

(a) its completing or amending any securities registration or qualification of the PRSU Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

(b) its receiving proof it considers satisfactory that a person seeking to receive the PRSU Shares after your death is entitled to do so;

(c) your complying with any requests for representations under the Plan; and

(d) your complying with any Federal, state, or local tax withholding obligations.

12.
Additional Representations from You. If the vesting provisions of the PRSU are satisfied and you are entitled to receive PRSU Shares at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the PRSU Shares to you. You must:

(a) represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the PRSU Shares for your own account and not with a view to reselling or distributing the PRSU Shares; and

(b) agree that you will not sell, transfer, or otherwise dispose of the PRSU Shares unless:

(i) a registration statement under the Act is effective at the time of disposition with respect to the PRSU Shares you propose to sell, transfer, or otherwise dispose of; or

(ii) the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

13.
No Effect on Employment or Other Relationship. Nothing in this Grant Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time and for any or no reason. The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

14.
No Effect on Running Business. You understand and agree that the existence of the PRSU will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

15.
Section 409A. The PRSU is intended to comply with the requirements of Section 409A and must be construed consistently with that section. Notwithstanding anything in the Plan or this Grant Agreement to the contrary, if the PRSU Vests in connection with your “separation from service” within the meaning of Section 409A, as determined by the Company), and if (x) you are then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the distribution of PRSU Shares under such accelerated PRSU will result in the imposition of additional tax under Section 409A if distributed to you within the six month period following your separation from service, then the distribution under such accelerated PRSU will not be made until the earlier of (i) the date six months and one day following the date of your separation from service or (ii) the 10th day after your date of death. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such PRSU Shares or benefits except to the extent specifically permitted or required by Section 409A. In no event may the Company or you defer the delivery of the PRSU Shares beyond the date specified in the Distribution Date section, unless such deferral complies in all respects with Treasury Regulation Section 1.409A-2(b) related to subsequent changes in the time or form of payment of nonqualified deferred compensation arrangements, or any successor regulation. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or distributions under this Grant Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

16.
Unsecured Creditor. The PRSU creates a contractual obligation on the part of the Company to make a distribution of the PRSU Shares at the time provided for in this Grant Agreement. Neither you nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive distributions hereunder is that of an unsecured general creditor of Company.

17.	Governing Law. The laws of the State of Delaware will govern all matters relating to the PRSU, without regard to the principles of conflict of laws.

18.
Notices. Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the Chair of the Board if you are then serving as the sole Secretary). If mailed, you should address it to the Company’s Secretary (or the Chair of the Board) at the Company’s then corporate headquarters, unless the Company directs PRSU holders to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Board will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by notice to the other, and the Company can also change the address for notice by general announcements to PRSU holders.

19.
Amendment. Subject to any required action by the Board or the stockholders of the Company, the Company may cancel the PRSU and provide a new Award under the Plan in its place, provided that the Award so replaced will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the PRSU to the extent then Vested.

20.
Plan Governs. Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will control. The Board may adjust the number of PRSU Shares and other terms of the PRSU from time to time as the Plan provides.

FOR EXECUTIVE AWARDS 2017
APPENDIX A
VESTING DATE(S) AND CONDITIONS

Your PRSU will become vested in the amount specified in the Cover Letter on the following Vesting Date(s), subject to the achievement of certain performance conditions as provided in this Appendix A and subject to the terms and conditions of the award agreement and 2013 Incentive Plan:

Vesting Date(s)	Performance Conditions
[______]
Achievement of the following performance metrics over the [____] period beginning [______] and ending [_____] (the “Performance Period”), as determined by the Compensation Committee or the Equity Compensation Subcommittee at the end of the Performance Period ($ in millions):